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                                                                   EXHIBIT 10.42

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement"), effective as of the date indicated at the end of this Agreement, between ERIC KINCAID CLARK ("Consultant"), and CYNET, INC., a Texas Corporation (hereinafter referred to as "Company");

WHEREAS, Company desires to employ Consultant, and Consultant desires to be employed by Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. The Company agrees to employ Consultant to assist the Company in the sales and marketing of enhanced communication services. Consultant shall perform such other duties as the management of the Company may from time to time assign to him hereunder in furtherance of the sales and marketing of its enhanced communication services.

2. DUTIES AND RESPONSIBILITIES. Consultant shall meet regularly with the Company's executive who oversees Cynet Interactive and such other executives of the Company as may be designated by the Company's chairman or Board of Directors, sell and promote the sales of the Company's enhanced communication services, regularly submit status reports, expense reports, and such other reports as may be requested by the Company's designated executive contact. Consultant agrees to devote sufficient time and attention and his best efforts to performing his duties hereunder. While employed by the Company, Consultant will not, without the Company's prior written consent, consult with or engage in any business activity that is in conflict with or in competition with the Company.

3. COMPENSATION. The Company shall pay to Consultant as compensation for all services rendered hereunder Two Hundred Fifty Thousand (250,000) shares of the Company's Class A Common Stock upon the execution of this agreement, Two Hundred Fifty Thousand (250,000) shares of the Company's Class A Common Stock and so long as Consultant has satisfactorily perform his duties and responsibilities under this agreement an additional, Two Hundred Fifty Thousand (250,000) shares of the Company's Class A Common Stock 2001on January 31, 2002, April 30, 2002, and July 31, 2002, which shares the Company agrees to register as soon as practical after the execution of this Agreement by the parties. Further, the Company agrees to pay Consultant a sales commission equal to 3% of all sales of enhanced communication services for which Consultant is responsible. Unless otherwise agreed, the Company shall not be obligated to issue additional shares of stock to Consultant under this agreement or any renewal or extension of this agreement.

4. REIMBURSABLE EXPENSES AND FRINGE BENEFITS. In addition to the compensation provided under Section 3 above:

     (a) Consultant shall be reimbursed for all pre-approved out-of-pocket expenses incurred by him while conducting Company business in accordance with the policies adopted by the Company from time to time for such purpose; and

     (b) Consultant shall be entitled to participate in other benefit programs, such as group insurance policies, and medical and health benefits plans, maintained by the Company and offered to other Consultants of similar position under the programs adopted by the Company from time to time for such purpose. The Company reserves the right to modify or terminate any such program or change the terms of eligibility at any time in its discretion to the fullest extent permitted by applicable law.

5. TERM OF EMPLOYMENT. The term of Consultant's employment shall be subject to and commence on the _____ day of November 2001 and continue until the anniversary date of this agreement. This agreement shall automatically be renewed for an additional one year term unless on or either party gives written notice of its desire not to renew the agreement which written notice is delivered to the other party at least one month prior to the end of the term of the employment.

6.   PROPRIETARY INFORMATION

     (a) Consultant recognizes and acknowledges that, in the course of his employment with the Company, Consultant will be exposed to confidential and trade secret information of the Company and may be exposed to information confidential to clients of the Company and/or third-party licensers of the Company (all such the Company, the Company's client, and third-party licenser information shall be collectively referred to as "Proprietary Information"). For purposes of this Agreement, this Proprietary Information shall include, but not be limited to, the following materials and information (whether reduced to writing and whether patentable) to which Consultant receives or has received access or develops or has developed in whole or in part as a direct or indirect result of his or her employment with the Company.

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     (b)    Application, operating system, communication and other computer software, including, without limitation, source and object codes, flowcharts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts and related documentation and manuals;

     (c) Production processes, marketing techniques, purchasing information, price lists, pricing policies, quoting procedures, financial information, client leads, client requirements, client data (including information supplied by or belonging to clients of the Company that such clients generally consider as being confidential), information supplied by or belonging to third-party licensers of the Company that such third-party licensers generally consider as being confidential, and other materials or information relating to the manner in which the Company does business;

     (d) Discoveries, concepts and ideas, whether patentable or not patentable, including without limitation, the nature and results of research and development activities, processes, formulas, techniques, "know-how", designs, drawings, and specifications;

     (e) Any other materials or information related to the business or activities of the Company, or any companies affiliated with the Company, that are not generally known to others engaged in similar businesses or activities; and

     (f) All inventions and ideas that are derived from or relate to Consultant's access to or knowledge of any of the above listed materials and information.

     (g) The Proprietary Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or, in the case of information that is not supplied by or does not belong to clients of the Company, generally utilized by others engaged in the same business or activities in the course of which the Company utilized, developed or otherwise acquired such information or materials. Failure to mark any of the Proprietary Information as confidential shall not affect its status as part of the Proprietary Information under the terms of this Agreement.

7.   OWNERSHIP OF PROPRIETARY INFORMATION

     (a) Consultant agrees that the Proprietary Information (excluding Proprietary Information belonging to clients of the Company and third-party licensers of the Company) is and shall at all times remain the sole and exclusive property of the Company.

     (b) All notes, data, reference materials, sketches, drawings, memoranda, and records in any way relating to the Company Proprietary Information or the Company's business shall belong exclusively to the Company and Consultant agrees to turn over to the Company, at the request of the Company or in the absence of such a request, upon the termination of Consultant's employment with the Company, all copies of such materials in his or her possession or under his or her control.

     (c) Consultant will promptly disclose to the Company all improvements, inventions, designs, ideas, works of authorship, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, "know-how", and data (whether patentable or not patentable) made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during his or her employment (during or outside of normal working hours) which are related to or useful in the Company's actual or anticipated business, or which results from tasks assigned to him or her by the Company or which results from use of the premises or equipment owned, leased, or contracted for by the Company. All such improvements, inventions, designs, ideas, works of authorship, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, "know-how", and data shall be called "Covered Inventions" in this Agreement. All Covered Inventions relevant to the subject matter of his or her employment by the Company which have been made or conceived or first reduced to practice by him or her prior to his or her engagement by the Company shall be included within the definition of "Covered Inventions" for the purposes of this Agreement, except as otherwise set forth in the section titled "Consultant's Prior Covered Inventions" on page 3 of this Agreement.

     (d) Consultant hereby assigns to the Company all rights he or she has in all Covered Inventions or which he or she may acquire in any Covered Inventions. He or She agrees that all Covered Inventions shall be the sole property of the Company and its assigns, and that the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith. He or She will assist the Company in every lawful way (at The Company's expense) to obtain and to enforce patents, copyrights, or other rights on the Covered Inventions in all countries. As requested by the Company, he or she will execute documents for use in applying for and obtaining and enforcing such patents, copyrights, or other rights, together with assignments thereof, to The Company or to persons designated by the Company. His or Her obligation to assist the Company in obtaining and

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enforcing patents and copyrights for the Covered Inventions in all countries shall continue beyond the termination of his or her employment, but the Company shall compensate him or her at a reasonable rate after his or her termination for time actually spent by him or her at the Company's request on such assistance.

     (e) Consultant acknowledges that all original works of authorship which are made by him or her (solely or jointly with others) within the scope of his or her employment and which are protected by copyright are "works made for hire," as that term is defined in the United States Copyright Act, 17 USCA,
Section 101.

8.   OWNERSHIP OF WORK PRODUCT.

     (a) The Company shall own all Work Product (as defined below). To the extent permitted by law, All Work Product shall be considered work made for hire by Consultant and owned by the Company.

     (b) If any of the Work Product may not, by operation of law, be considered work made for hire by Consultant for the Company (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company), Consultant agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns.

     (c) The Company, it successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

     (d) Consultant agrees to perform upon the reasonable request of the Company, during or after Consultant's employment, such further acts as may be necessary or desirable to transfer, perfect and defend the Company's ownership of the Work Product. When requested, Consultant will

     (i) Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

     (ii) Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

     (iii) Provide testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product; and

     (iv) Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

The Company shall reimburse all reasonable out-of-pocket expenses incurred by Consultant at the Company's request in connection with the foregoing, including (unless Consultant is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of Consultant's employment.

     (e) For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interests of the Company and that Consultant conceives, develops, or delivers to the Company at any time during the term of Consultant's employment. "Work Product" shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of the Company to the extent Consultant conceived, developed or delivered such Work Product to the Company prior to the date of this Agreement while Consultant was engaged as an independent contractor or Consultant of the Company. Consultant hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.

9. CONFIDENTIALITY. Consultant shall maintain in strict confidence and shall not use or disclose (except as required to perform Consultant's duties under this Agreement) all Trade Secrets of Company, its affiliates and customers. This obligation shall apply during and after the term of this Agreement for so long as the pertinent information remains a Trade Secret, and shall apply whether or not the Trade Secret is in written or tangible form. As provided by [specify jurisdiction] statutes, "Trade Secret" shall mean any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use;

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and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company's business, Company's Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible "on-line."

10. RETURN OF MATERIALS. Upon the request of the Company and, in any event, upon the termination of Consultant's employment,

     (a) Consultant shall take such steps as Company may reasonably request in order to transfer, disclose, and give Company the full benefit of any Work Product remaining in Consultant's possession; and

     (b) Consultant shall deliver to Company all memoranda, notes, records, drawings, daily or monthly appointment calendars, manuals, disks and other documents and media, regardless of form, that contain Work Product or Trade Secrets or otherwise relate to the Company's business. Consultant shall not retain any such materials (whether in original or duplicated form) following such delivery.

11.  NO SOLICITATION OF CUSTOMERS.

     (a) For a period of one (1) year following termination of Consultant's employment, Consultant shall not, either directly or indirectly, alone or in concert with others, solicit or attempt to solicit Customers to acquire or obtain any product or service competitive with any Current Product of the Company from anyone other than Company.

     (b) For purposes of this Section, a "Customer" refers to any person or group of persons with whom Consultant had direct material contact while selling Current Products of the Company during the six (6) months preceding termination of Consultant's employment; "Current Products" refers to the products and services that Consultant or any personnel under his or her supervision were authorized to market or sell on behalf of Company during the six (6) months preceding termination of Consultant's employment.

12. NO RECRUITMENT OF PERSONNEL. For a period of one (1) year following termination of Consultant's employment, Consultant shall not, either directly or indirectly, alone or in concert with others, induce or attempt to induce any Consultant, agent, independent contractor or other personnel of Company to terminate his, her or their relationship with Company, or recruit or attempt to recruit such persons to accept employment or a contract with another business that would have the effect of terminating his, her or its relationship with the Company.

13. NAMES AND MARKS. Following the termination of Consultant's employment, Consultant shall not, for the benefit of his or her own or any other person or entity's business, use or display the names, marks, logos or slogans of the Company or its affiliates, or any name, mark, logo or slogan confusingly similar thereto, without the prior written consent of the Company.

14. ENFORCEMENT. In the event of any breach or threatened breach by Consultant of any covenant contained in this Sections 6 through 13, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company. Consultant therefore agrees that, in the event of any such breach, the Company shall be entitled to apply to a court of competent jurisdiction to obtain an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Company have cause to seek such relief, no bond shall be required, and Consultant shall pay all attorney's fees and court costs which the Company may incur.

15.  MISCELLANEOUS.

     (a) This Agreement shall inure to the benefit of, and be binding upon, the Company and its subsidiaries and affiliates, together with their successors and assigns, and Consultant, together with his or her executors, administrators, personal representatives, heirs and legatees.

     (b) Any notice or request hereunder shall be in writing and shall be given by hand delivery, mail, telecopy or similar transmission addressed as set forth beside the name of each party at the end of this Agreement or to any such other address as either party may specify to the other by written notice. Such notice or request shall be deemed to have been given and received only on and after receipt by the designated individual (specifically the President, in the case of the Company), effective as of the date of such authorized recipient's actual receipt of such notice or request if received during normal business hours on a normal business day or as of the first business day after receipt if given after normal business hours or on a day other than a normal business day.

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     (c)    THIS AGREEMENT SHALL BE GOVERNED BY AND ENFORCED UNDER THE LAWS OF
THE STATE OF TEXAS AS THEY APPLY TO A CONTRACT EXECUTED, DELIVERED AND PERFORMED ENTIRELY IN SUCH STATE.

     (d) This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants or conditions, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

     (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (f) This Agreement may be modified only by a written instrument signed by each of the parties hereto. No waiver shall be effective unless made in writing and signed by the party against whom enforcement is sought.

     (g) Should any aspect or provision of this Agreement prove invalid or unenforceable for any reason, the remainder of the Agreement shall nonetheless be fully enforced to the fullest extent permitted by law, regardless of whether the invalid or unenforceable aspect or provision is facially severable from the remainder of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

COMPANY                                                 CONSULTANT

         CYNET, Inc.

Signed:  /s/ Vincent W. Beale, Sr.               Signed: /s/ Eric Kincaid Clark
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Name:    VINCENT W. BEALE, SR.                   Name:   ERIC KINCAID CLARK
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Title:   CHAIRMAN AND CHIEF EXECUTIVE OFFICER    Date:   NOVEMBER _____, 2001
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Date:    NOVEMBER ____, 2001                     Address:
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